Exhibit 99.1

CONTACT:           Media Line (937) 224-5940

DPL NAMES PAUL M. BARBAS AS CHIEF EXECUTIVE OFFICER

Energy industry executive brings operational, strategic experience to position

DAYTON, Ohio — September 8, 2006 — DPL Inc. (NYSE: DPL) announced today that its Board of Directors has named Paul M. Barbas, 49, as President and Chief Executive Officer of the Company and its principal subsidiary, The Dayton Power and Light Company (DP&L), effective October 2, 2006.  He will also serve on the Board of Directors of DPL Inc. and DP&L.

“Paul brings operational and strategic experience in both regulated and unregulated businesses that will help DPL build on its solid foundation and continue the positive momentum generated over the past two years,” said Glenn E. Harder, Non-Executive Chairman.  “We are extremely confident that his leadership will enhance our ability to provide value to our shareholders, employees, customers and the communities we serve.”

Most recently, Barbas served as Executive Vice President and Chief Operating Officer of Dover, Delaware based Chesapeake Utilities Corporation, a diversified utility company engaged in natural gas distribution, transmission and marketing, propane gas distribution and wholesale marketing, advanced information services and other related services.

In that capacity, he was directly accountable for the operations of the company including the execution of the company’s strategic plan.  Barbas worked closely with the CEO and Board in the development of Chesapeake’s long-term strategic plan.  He joined Chesapeake in 2003 as President of Chesapeake Service Company and Vice President of Chesapeake Utilities Corporation, and was promoted to Executive Vice President in 2004 and to Executive Vice President and Chief Operating Officer in 2005.

From 2001 to 2003, he was Executive Vice President of Allegheny Power, responsible for the operational and strategic functions of a $2.7 billion company serving 1.6 million customers with 3,200 employees.  He joined Allegheny Energy in 1999 as President of its Ventures unit.

Barbas began his career in 1981 at General Electric, where he served in a variety of operations and financial positions until 1998.  He holds a Bachelor of Arts degree in economics from the

College of the Holy Cross in Worcester, Massachusetts, and an MBA in finance and marketing from the University of Massachusetts.

Barbas said, “DPL has a well recognized reputation as a financially sound company that is committed to providing a superior level of service to its customers.  The Company also has a strong focus upon reliability and regulatory compliance.  I look forward to the opportunity to continue that tradition as we further develop and implement a long-term strategy that continues to strengthen DPL’s position as a well-regarded investor-owned utility committed to its shareholders, customers and communities.”

James V. Mahoney, who previously announced his desire to step down from these positions this year, will remain with the Company until October 1, 2006.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE) and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas and diesel peaking units. Further information can be found at www.dplinc.com.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters presented which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact.  Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL’s control. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-

looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

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